Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Lainie Keller	Investor Contacts:	Teri Loxam
	(908) 236-5036		(908) 740-1986

	Steven Cragle		Justin Holko
	(908) 740-1801		(908) 740-1789

Merck Announces Third-Quarter 2015 Financial Results

•                  Increased Non-GAAP EPS by 7 Percent to $0.96; GAAP EPS of $0.64

•                  Raised 2015 Full-Year Non-GAAP EPS Target to a Range of $3.55 — $3.60 and GAAP EPS Target to a Range of $1.64 — $1.74

•                  Worldwide Sales Were $10.1 Billion, a Decrease of 5 Percent; Excluding the Impact of Foreign Exchange, Acquisitions and Divestitures, Worldwide Sales Grew 4 Percent

•                  Advanced KEYTRUDA Program

•                  FDA Approved sBLA for the Treatment of Previously Treated Patients with Metastatic Non-Small Cell Lung Cancer (NSCLC) Whose Tumors Express PD-L1

•                  In KEYNOTE-010 Study KEYTRUDA Showed Superior Overall Survival Compared to Chemotherapy in Patients with Previously Treated Advanced NSCLC Whose Tumors Express PD-L1

•                  Third-Quarter Sales Were Approximately $160 million

KENILWORTH, N.J., Oct. 27, 2015 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2015.

“Our solid results this quarter demonstrate that our focused strategy, which aims to drive future growth, as well as value for patients, society and shareholders, is working. The evolving market, economic and political dynamics of global health care increasingly underscore that the ability to provide high-value innovation is what will distinguish successful companies going forward,” said Kenneth C. Frazier, chairman and chief executive officer, Merck.

Financial Summary

	Third Quarter
$ in millions, except EPS amounts	2015	2014
Sales	$10,073	$10,557
GAAP EPS	0.64	0.31
Non-GAAP EPS that excludes items listed below[1]	0.96	0.90
GAAP Net Income[2]	1,826	895
Non-GAAP Net Income that excludes items listed below[1,2]	2,720	2,617

1    Merck is providing certain 2015 and 2014 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a, including the related footnotes, attached to this release.

2    Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.96 for the third quarter exclude acquisition- and divestiture-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

	Third Quarter
$ in millions, except EPS amounts	2015	2014
EPS
GAAP EPS	$0.64	$0.31
Difference[3]	0.32	0.59
Non-GAAP EPS that excludes items listed below[1]	$0.96	$0.90

Net Income
GAAP net income[2]	$1,826	$895
Difference	894	1,722
Non-GAAP net income that excludes items listed below[1,2]	$2,720	$2,617

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,146	$1,659
Restructuring costs	217	612
Gain on divestiture of certain migraine clinical development programs	(250)	—
Additional year of health care reform fee	—	193
Gain on divestiture of certain ophthalmic products	—	(396)
Other	(33)	5
Net decrease (increase) in income before taxes	1,080	2,073
Income tax (benefit) expense[5]	(186)	(295)
Acquisition- and divestiture-related costs attributable to non-controlling interests	—	(56)
Decrease (increase) in net income	$894	$1,722

Additional Executive Commentary

“Our late-stage pipeline and ongoing launches create both near- and longer-term opportunities to generate value through innovation aimed at addressing some of the world’s biggest medical needs — cancer, antibiotic resistance, cardiometabolic disease, hepatitis C and Alzheimer’s disease,” said Frazier.

“Our broad, global and balanced portfolio of medicines and vaccines allows us to weather periodic volatility within a particular therapeutic area or region while consistently focusing on the best scientific and medical opportunities,” continued Frazier.

3   Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4   Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

5   Includes the estimated tax impact on the reconciling items.

“The Global Human Health business performed well in the third quarter with continued growth in our diabetes, hospital acute care and oncology franchises. We continue to be pleased with the progress of KEYTRUDA, which is a priority launch for the company,” said Adam Schechter, president, Global Human Health, Merck.

“In the third quarter, Merck Research Laboratories achieved multiple milestones in our oncology and infectious disease clinical development programs, priority areas where we believe we can have the most beneficial impact on the lives of patients around the world,” said Dr. Roger M. Perlmutter, president, Merck Research Laboratories. “In particular, the results from KEYNOTE-010, which we announced yesterday, provide unambiguous evidence of the favorable impact that our R&D efforts can have in the treatment of grievous illnesses.”

“The third quarter was another demonstration of our strong execution. We remain committed to delivering a leveraged P&L. We have met and will exceed our annual target of $2.5 billion in net savings versus 2012 by the end of this year,” said Robert Davis, chief financial officer, Merck.

Select Business Highlights

Worldwide sales were $10.1 billion for the third quarter of 2015, a decrease of 5 percent compared with the third quarter of 2014, including a 7 percent negative impact from foreign exchange and a 2 percent net unfavorable impact resulting from the divestiture of the Consumer Care business and select products, partially offset by the acquisition of Cubist Pharmaceuticals, Inc. (Cubist).

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

	Third Quarter				Change
$ in millions	2015	2014		Change	Ex-Exchange
Total Sales	$10,073	$10,557		-5%	2%
Pharmaceutical	8,925	9,134		-2%	6%
JANUVIA / JANUMET	1,576	1,439		10%	17%
ZETIA / VYTORIN	936	1,028		-9%	-2%
GARDASIL / GARDASIL 9	625	590		6%	7%
REMICADE	442	604		-27%	-13%
PROQUAD, M-M-R II and VARIVAX	390	421		-7%	-5%
ISENTRESS	377	412		-9%	-1%
CUBICIN	325	7	*	**	**
Animal Health	825	885		-7%	7%
Consumer Care***	—	401		**	**
Other Revenues	323	137		**	39%

*Reflects licensing agreement with Cubist in Japan prior to acquisition by Merck on Jan. 21, 2015
**>100%
***divested on Oct. 1, 2014

Commercial and Pipeline Highlights

During the third quarter of 2015, the company continued to focus on advancing its pipeline and key therapeutic areas of diabetes, hospital acute care, oncology and vaccines and executing on key launches, including KEYTRUDA (pembrolizumab), an anti-PD-1 therapy, for the treatment of advanced melanoma and metastatic NSCLC in patients whose disease has progressed after other therapies, and BELSOMRA (suvorexant) for the treatment of insomnia.

•                  Merck significantly advanced the clinical development program for KEYTRUDA.

•                  The U.S. Food and Drug Administration (FDA) approved KEYTRUDA for the treatment of patients with metastatic NSCLC whose tumors express PD-L1 as determined by an FDA-approved test and who have disease progression on or after platinum-containing chemotherapy across both squamous and non-squamous metastatic NSCLC.

•                  The National Institute for Health and Care Excellence (NICE) of the U.K. issued a draft recommendation for KEYTRUDA as a first-line treatment option for adults with advanced melanoma. Additionally, NICE issued its final guidance recommending KEYTRUDA for the treatment of advanced melanoma in patients whose disease has progressed after treatment with ipilimumab.

•                  The FDA accepted for review a supplemental Biologics License Application (sBLA) for KEYTRUDA for the first-line treatment of unresectable or metastatic melanoma. The FDA granted Priority Review with a PDUFA action date of Dec. 19, 2015.

•                  Additionally, the FDA extended the PDUFA action date for a separate sBLA for KEYTRUDA for the treatment of patients with ipilimumab-refractory advanced melanoma to Dec. 24, 2015. The company submitted additional data that constitutes a major amendment, which will require additional time for review.

•                  Topline results from KEYNOTE-010 indicated the pivotal study met its primary objective. KEYTRUDA showed superior overall survival compared to chemotherapy in patients with previously treated advanced NSCLC whose tumors express PD-L1. The company plans regulatory submissions based on these data to the FDA by the end of 2015 and the European Medicines Agency (EMA) in early 2016.

•                  Data were presented at the European Cancer Congress from the KEYNOTE-028 study, which included first-time presentations of findings investigating the use of KEYTRUDA in multiple tumor types.

•                  More than 25 registration studies for KEYTRUDA have been announced or initiated in more than 10 tumor types. In total, the KEYTRUDA clinical development program encompasses more than 30 tumor types in more than 160 clinical trials, including more than 80 combinations of KEYTRUDA with other cancer treatments.

•                  The company advanced its clinical development program for the treatment of diabetes.

•                  The Japanese Pharmaceuticals and Medical Devices Agency approved omarigliptin, which will be known as MARIZEV in Japan, a once-weekly medicine that helps lower blood sugar levels in adults with type 2 diabetes. Japan is the first country where omarigliptin has been approved; the company plans to submit omarigliptin for regulatory approval in the United States by the end of 2015, and other worldwide regulatory submissions will follow.

•                  At the 51st European Association for the Study of Diabetes Annual Meeting, pivotal Phase 3 data were presented demonstrating omarigliptin achieved its primary efficacy endpoint.

•                  The company highlighted its commitment to addressing infectious diseases with 40 presentations of data at the joint meeting of the Interscience Conference of Antimicrobial Agents and Chemotherapy, and International Congress of Chemotherapy and Infection.

•                  Data were presented from the two pivotal Phase 3 clinical studies for bezlotoxumab, an investigational antitoxin for prevention of Clostridium difficile (C. difficile) infection recurrence, which met their primary efficacy endpoints. The company plans to submit new drug applications for regulatory approval of bezlotoxumab in the United States, EU and Canada by the end of 2015.

•                  Data were presented from a Phase 2 study of relebactam, an investigational beta-lactamase inhibitor with Qualified Infectious Disease Product and Fast Track designations from the FDA for use in combination therapy, which met its primary efficacy endpoint in patients with complicated intra-abdominal infections. The company has initiated pivotal Phase 3 studies in serious bacterial infections.

•                  The company’s clinical development program for elbasvir/grazoprevir, an investigational once-daily, single tablet combination therapy for the treatment of adult patients with chronic hepatitis C virus (HCV) infection, advanced in the third quarter of 2015.

•                  The FDA accepted the company’s New Drug Application for Priority Review with a PDUFA action date of Jan. 28, 2016.

•                  The EMA accepted the company’s Marketing Authorization Application for review, which it will initiate under accelerated assessment timelines.

Pharmaceutical Revenue Performance

Third-quarter pharmaceutical sales declined 2 percent to $8.9 billion, including an 8 percent negative impact from foreign exchange. Excluding the impact of exchange, growth was driven by sales in the core therapeutic areas of hospital acute care, diabetes and oncology. Growth in hospital acute care was driven by the addition of the Cubist portfolio and sales growth of certain inline brands. The increase in diabetes reflects the timing of customer purchases in the United States and global demand growth. Growth in oncology reflects higher sales of KEYTRUDA, which were approximately $160 million for the quarter.

Third-quarter pharmaceutical sales reflect lower sales of REMICADE (infliximab), a treatment for inflammatory diseases, due to loss of exclusivity in the company’s marketing territories in Europe, and NASONEX (mometasone furoate monohydrate), an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, due to supply constraints in the United States, as well as declines in the HCV portfolio of VICTRELIS (boceprevir) and PEGINTRON (peginterferon alfa-2b). In addition, pharmaceutical sales reflect declines in vaccines, primarily PNEUMOVAX 23 (pneumococcal vaccine polyvalent) driven by lower sales in the United States and PROQUAD (Measles, Mumps, Rubella and Varicella Vaccine Live) driven by the timing of sales activity related to the Pediatric Vaccine Stockpile of the U.S. Centers for Disease Control and Prevention. These declines were partially offset by higher U.S. sales in the franchise of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant) and GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant], vaccines to prevent cancers and other diseases caused by HPV.

Animal Health Revenue Performance

Animal Health sales totaled $825 million for the third quarter of 2015, a decrease of 7 percent compared with the third quarter of 2014, including a 14 percent negative impact from foreign exchange. Excluding the impact of exchange, growth was driven by an increase in sales of companion animal products, primarily BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks, and new aqua and swine products, including PORCILIS PCV M Hyo, a new swine vaccine.

Other Revenue Performance

Other revenues – primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales – increased to $323 million in the third quarter of 2015.

Third-Quarter 2015 Expense and Other Information

The costs detailed below totaled $7.8 billion on a GAAP basis during the third quarter of 2015 and include $1.4 billion of acquisition- and divestiture-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Third Quarter 2015
Materials and production	$3,761	$1,184	$70	$—	$2,507
Marketing and administrative	2,472	26	17	—	2,429
Research and development	1,500	(71)	17	—	1,554
Restructuring costs	113	—	113	—	—

Third Quarter 2014
Materials and production	$4,223	$1,420	$87	$—	$2,716
Marketing and administrative	2,975	110	68	193	2,604
Research and development	1,659	36	81	—	1,542
Restructuring costs	376	—	376	—	—

The gross margin was 62.7 percent for the third quarter of 2015 compared to 60.0 percent for the third quarter of 2014, reflecting 12.4 and 14.3 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs and restructuring costs noted above. The increase in non-GAAP gross margin was driven by lower inventory write-offs and foreign exchange.

Marketing and administrative expenses, on a non-GAAP basis, were $2.4 billion in the third quarter of 2015, a decrease from $2.6 billion in the same period of 2014, which was primarily driven by the favorable impact of foreign exchange and the sale of the Consumer Care business.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.6 billion in the third quarter of 2015, a 1 percent increase compared to the third quarter of 2014.

Other (income) expense, net, was $170 million of income in the third quarter of 2015 compared to $166 million of income in the third quarter of 2014. The third quarter of 2015 includes a gain of $250 million on the divestiture of certain migraine clinical development programs. In the third quarter of 2014, the company recorded a gain of $396 million on the divestiture of certain ophthalmic products in several international markets that was partially offset by a $93 million goodwill impairment charge related to the company’s joint venture with Supera Farma Laboratorios S.A. in Brazil.

Financial Guidance

Merck has raised its full-year 2015 non-GAAP EPS range to be between $3.55 and $3.60, including a negative impact from foreign exchange. The range excludes acquisition- and divestiture-related costs, costs related to restructuring programs and certain other items. The company also has raised its full-year 2015 GAAP EPS range to be between $1.64 and $1.74.

At current exchange rates, the company now anticipates full-year 2015 revenues to be between $39.2 billion and $39.8 billion, including a negative impact from foreign exchange and approximately $1 billion of net lost sales from acquisitions and divestitures.

In addition, the company continues to expect full-year 2015 non-GAAP marketing and administrative expenses to be below 2014 levels and R&D expenses to be modestly above 2014 levels.

The company continues to anticipate its full-year 2015 non-GAAP tax rate will be in the range of 23 to 24 percent, not including a 2015 R&D tax credit.

A reconciliation of anticipated 2015 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2015
GAAP EPS	$1.64 to $1.74
Difference[3]	1.91 to 1.86
Non-GAAP EPS that excludes items listed below[1]	$3.55 to $3.60

Acquisition- and divestiture-related costs	$5,450 to $5,350
Restructuring costs	1,000 to 900
Foreign currency devaluation related to Venezuela	715
Gain on sale of certain migraine clinical development programs	(250)
Net decrease (increase) in income before taxes	6,915 to 6,715
Estimated income tax (benefit) expense	(1,475) to (1,435)
Decrease (increase) in net income	$5,440 to $5,280

Total Employees

As of Sept. 30, 2015, Merck had approximately 68,000 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 42222255. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 42222255. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global health care leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2014 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q15	3Q14	% Change	Sep YTD 2015	Sep YTD 2014	% Change
Sales	$10,073	$10,557	-5%	$29,283	$31,755	-8%

Costs, Expenses and Other
Materials and production (1)	3,761	4,223	-11%	11,084	13,019	-15%
Marketing and administrative (1)	2,472	2,975	-17%	7,698	8,681	-11%
Research and development (1)	1,500	1,659	-10%	4,906	4,897	—
Restructuring costs (2)	113	376	-70%	386	664	-42%
Other (income) expense, net (1) (3)	(170)	(166)	2%	624	(978)	*
Income Before Taxes	2,397	1,490	61%	4,585	5,472	-16%
Income Tax Provision	566	648		1,108	865
Net Income	1,831	842	*	3,477	4,607	-25%
Less: Net Income (Loss) Attributable to Noncontrolling Interests	5	(53)		12	3
Net Income Attributable to Merck & Co., Inc.	$1,826	$895	*	$3,465	$4,604	-25%
Earnings per Common Share Assuming Dilution	$0.64	$0.31	*	$1.22	$1.57	-22%

Average Shares Outstanding Assuming Dilution	2,836	2,911		2,850	2,942
Tax Rate (4)	23.6%	43.5%		24.2%	15.8%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Other (income) expense, net in the third quarter and first nine months of 2015 includes a $250 million gain on the sale of certain migraine clinical development programs. Other (income) expense, net for the first nine months of 2015 includes foreign exchange losses of $715 million recorded in the second quarter to revalue the company’s net monetary assets in Venezuela.

Other (income) expense, net in the third quarter and first nine months of 2014 includes a $396 million gain on the divestiture of certain ophthalmic products in several international markets, as well as a $93 million goodwill impairment charge related to the company’s joint venture with Supera Farma Laboratorios S.A. Other (income) expense, net for the first nine months of 2014 also includes a gain of $741 million related to AstraZeneca’s option exercise and a gain of $204 million related to the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary.

Other (income) expense, net includes equity income from affiliates. Prior period amounts have been reclassified to conform to the current presentation.

(4) The effective income tax rate for the first nine months of 2015 reflects a net benefit of $370 million related to the settlement of certain federal income tax issues, partially offset by the unfavorable impact of foreign exchange losses recorded in connection with the revaluation of the company’s net monetary assets in Venezuela for which no tax benefit was recorded. The effective income tax rate for the first nine months of 2014 reflects a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter of 2014.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2015

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$10,073						$10,073

Costs, Expenses and Other
Materials and production	3,761	1,184	70		1,254		2,507
Marketing and administrative	2,472	26	17		43		2,429
Research and development	1,500	(71)	17		(54)		1,554
Restructuring costs	113		113		113		—
Other (income) expense, net (4)	(170)	7		(283)	(276)		106
Income Before Taxes	2,397	(1,146)	(217)	283	(1,080)		3,477
Taxes on Income	566				(186	)(5)	752
Net Income	1,831				(894)		2,725
Less: Net Income Attributable to Noncontrolling Interests	5						5
Net Income Attributable to Merck & Co., Inc.	$1,826				(894)		$2,720
Earnings per Common Share Assuming Dilution	$0.64						$0.96

Average Shares Outstanding Assuming Dilution	2,836						2,836
Tax Rate	23.6%						21.6%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $1.2 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $11 million of amortization of purchase accounting adjustments to inventories as a result of the Cubist acquisition. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amount included in research and development expenses represents income of $71 million resulting from a reduction in the fair value of liabilities for contingent consideration.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Primarily reflects a $250 million gain on the divestiture of certain migraine clinical development programs.

(4) Other (income) expense, net includes equity income from affiliates.

(5) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2015

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$29,283						$29,283

Costs, Expenses and Other
Materials and production	11,084	3,675	280		3,955		7,129
Marketing and administrative	7,698	389	70		459		7,239
Research and development	4,906	63	34		97		4,809
Restructuring costs	386		386		386		—
Other (income) expense, net (4)	624	7		418	425		199
Income Before Taxes	4,585	(4,134)	(770)	(418)	(5,322)		9,907
Taxes on Income	1,108				(1,201	)(5)	2,309
Net Income	3,477				(4,121)		7,598
Less: Net Income Attributable to Noncontrolling Interests	12						12
Net Income Attributable to Merck & Co., Inc.	$3,465				(4,121)		$7,586
Earnings per Common Share Assuming Dilution	$1.22						$2.66

Average Shares Outstanding Assuming Dilution	2,850						2,850
Tax Rate	24.2%						23.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $3.6 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $76 million of amortization of purchase accounting adjustments to inventories as a result of the Cubist acquisition. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses primarily reflect $62 million of in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Primarily reflects foreign exchange losses of $715 million to revalue the company’s net monetary assets in Venezuela and a $250 million gain on the divestiture of certain migraine clinical development programs.

(4) Other (income) expense, net includes equity income from affiliates.

(5) Represents the estimated tax impact on the reconciling items, as well as a net benefit of $370 million on the settlement of certain federal income tax issues.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2015				2014						% Change
				Sep				Sep		Full		Sep
	1Q	2Q	3Q	YTD	1Q	2Q	3Q	YTD	4Q	Year	3Q	YTD
TOTAL SALES (1)	$9,425	$9,785	$10,073	$29,283	$10,264	$10,934	$10,557	$31,755	$10,482	$42,237	-5	-8
PHARMACEUTICAL	8,266	8,564	8,925	25,755	8,451	9,087	9,134	26,672	9,370	36,042	-2	-3

Primary Care and Women’s Health
Cardiovascular
Zetia	568	635	633	1,836	611	717	660	1,988	662	2,650	-4	-8
Vytorin	320	320	302	942	361	417	369	1,146	370	1,516	-18	-18

Diabetes
Januvia	884	1,044	1,014	2,942	858	1,058	933	2,849	1,082	3,931	9	3
Janumet	509	554	562	1,625	476	519	505	1,500	570	2,071	11	8

General Medicine & Women’s Health
NuvaRing	166	182	190	538	168	178	186	531	191	723	2	1
Implanon / Nexplanon	137	124	176	437	102	119	158	379	123	502	11	15
Dulera	130	120	133	383	102	103	124	328	132	460	7	17
Follistim AQ	82	111	95	288	110	102	97	309	102	412	-2	-7

Hospital and Specialty
Hepatitis
PegIntron	56	52	40	148	112	103	84	300	81	381	-52	-51

HIV
Isentress	385	375	377	1,137	390	453	412	1,255	418	1,673	-9	-9

Hospital Acute Care
Cubicin(2)	187	293	325	805	5	6	7	18	7	25	*	*
Cancidas	163	134	139	436	166	156	183	505	175	681	-24	-14
Invanz	132	139	153	424	114	134	141	390	139	529	8	9
Noxafil	111	117	132	360	74	98	107	280	122	402	23	29
Bridion	85	87	89	262	73	82	90	245	95	340	-1	7
Primaxin	65	88	75	228	71	81	91	243	86	329	-18	-6

Immunology
Remicade	501	455	442	1,398	604	607	604	1,815	557	2,372	-27	-23
Simponi	158	169	178	505	157	174	170	500	188	689	5	1

Oncology
Emend	122	134	141	396	122	144	136	402	151	553	4	-1
Keytruda	83	110	159	352	0	0	4	4	50	55	*	*
Temodar	74	80	83	238	83	93	88	264	86	350	-5	-10

Diversified Brands
Respiratory
Singulair	245	212	201	658	271	284	218	773	319	1,092	-8	-15
Nasonex	289	215	121	625	312	258	261	830	268	1,099	-54	-25
Clarinex	51	55	39	145	62	69	49	180	52	232	-21	-20

Other
Cozaar / Hyzaar	185	189	150	524	205	214	195	614	192	806	-23	-15
Arcoxia	123	115	123	361	128	141	132	400	118	519	-7	-10
Fosamax	94	96	86	277	123	121	114	358	112	470	-24	-23
Zocor	49	63	56	168	64	69	61	194	64	258	-9	-14
Propecia	53	39	41	133	74	58	66	197	67	264	-38	-32

Vaccines
Gardasil / Gardasil 9	359	427	625	1,410	383	409	590	1,382	356	1,738	6	2
ProQuad, M-M-R II and Varivax	348	358	390	1,096	280	326	421	1,027	366	1,394	-7	7
Zostavax	175	149	179	503	142	156	181	479	285	765	-1	5
RotaTeq	192	89	160	441	169	147	174	490	169	659	-8	-10
Pneumovax 23	110	106	138	354	101	102	197	400	346	746	-30	-12

Other Pharmaceutical (3)	1,075	1,128	1,178	3,380	1,378	1,389	1,326	4,097	1,269	5,356	-11	-18

Animal Health	829	840	825	2,494	813	872	885	2,569	885	3,454	-7	-3

CONSUMER CARE (4)	2	0	0	3	546	583	401	1,531	16	1,547	*	*

Other Revenues (5)	328	381	323	1,031	454	392	137	983	211	1,194	*	5

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Cubicin results for the first quarter 2015 represent sales for the two months following Merck’s acquisition of Cubist. Cubicin sales for 2014 represent the previous licensing agreement in Japan prior to the acquisition.

(3) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $78 million, $76 million, and $99 million for the first, second, and third quarters of 2015, respectively. Other Vaccines sales included in Other Pharmaceutical were $98 million, $76 million, $116 million and $88 million for the first, second, third and fourth quarters of 2014, respectively.

(4) On October 1, 2014, the company divested the Consumer Care business.

(5) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On June 30, 2014, AstraZeneca exercised its option to buy Merck’s interest in a subsidiary and through it, Merck’s interest in Nexium and Prilosec. As a result, the company no longer records supply sales for these products. Other revenues in the first quarter 2014 include $232 million of revenue recognized in connection with the sale of U.S. Saphris rights.